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                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Netgateway, Inc.:

We consent to the inclusion, in the registration statement on Form S-4 of Category 5 Technologies, Inc., of our report dated August 21, 2000,except as to
Note 18, which is as of January 11, 2001 relating to the consolidated balance sheet of Netgateway, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows and related financial statement schedule for the years ended June 30, 2000 and 1999.

The report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

KPMG LLP

Los Angeles, California
November 8, 2001